Exhibit 99.e

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is entered into as of May 16, 2007 by and between RS Variable Products Trust, a Massachusetts business trust (the “Trust”), and Guardian Investor Services LLC, a Delaware limited liability company (“GIS”, and together with the Trust, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the series of the Trust have been formed to provide an investment vehicle for the separate accounts of life insurance companies offering variable life insurance policies and variable annuity contracts; and

WHEREAS, the Trust and GIS are desirous of entering into an agreement providing for the distribution by GIS of shares of beneficial interest of each share class established from time to time (“Shares”) of each of the series listed on Annex A, as such Annex may be amended from time to time (each, a “Portfolio”), of the Trust to such insurance companies and their separate accounts;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Trust hereby appoints GIS as the exclusive principal underwriter of Shares of each of the Portfolios, and GIS hereby accepts such appointment, all as set forth below:

1.             Appointment. The Trust hereby appoints GIS as its exclusive principal underwriter for the distribution of the Shares of the Portfolios. GIS accepts such appointment and agrees to perform such services as are described in this Agreement.

2.             Services to be provided by GIS.

(a)             GIS will provide general sales and distribution services in respect of the Shares of the Portfolios, including without limitation reviewing advertising and sales literature and filing such advertising and sales literature with appropriate regulatory authorities, preparing reports, as reasonably requested, to the officers and the governing board of trustees of the Trust (the “Trustees”) in respect of the distribution of a Portfolio’s Shares, and providing such other services as are customarily provided by the principal underwriter and distributor for an open-end investment company, subject in each case to such instructions or guidelines as may be specified by the Trustees or officers of the Trust from time to time.

(b)            GIS will have the right, as exclusive principal underwriter, to purchase Shares from a Portfolio at their net asset value and to sell such Shares to separate accounts of life insurance companies offering variable life insurance policies and variable annuity contracts (hereinafter, references to “investor”, “public”, and similar terms include such insurance companies and their separate accounts) against orders therefor at net asset value, in each case as provided in the current Prospectus and Statement of Additional Information (“SAI”) relating to such Shares.  The net asset value of the Shares shall be determined in the manner provided in the Declaration of Trust of the

Trust as then amended and in accordance with the relevant policies and procedures of the Trust as in effect at the time, and when determined shall be applicable to transactions as provided for in the then current Prospectus and SAI relating to such Shares.

(c)             Upon receipt of registration instructions in proper form and payment for Shares, GIS will transmit such instructions to the Trust or its agent for registration of the Shares purchased.

(d)            On every sale the Trust shall receive the applicable net asset value of the Shares.

(e)             GIS may offer Shares through agreements with either securities dealers, financial institutions or other industry professionals, such as investment advisers, accountants, third party administrators, and estate planning firms (“Intermediaries”).

(f)               GIS will prepare and deliver such quarterly reports as may be requested by the Trustees. Such reports shall be substantially in the form requested by the Trust. If requested by the Trust, one or more representatives of GIS shall attend meetings of the Trustees

3.             Repurchase of Shares. GIS will act as agent for the Trust in connection with the repurchase of Shares of the various Portfolios by the Trust upon the terms and conditions set forth in a then current Prospectus and SAI relating to such Shares.

4.             Basis of Sales and Purchase by GIS. GIS will use reasonable efforts to place Shares sold by it on an investment basis. GIS does not agree to sell any specific number of Shares. Shares will be sold by GIS only against orders. GIS will not purchase Shares from anyone other than the Trust except in accordance with Sections 2 and 3, and will not take “long” or “short” positions in Shares contrary to this Agreement and the Declaration of Trust of the Trust.

5.             Payments to GIS. GIS will be entitled to receive payments pursuant to any distribution and/or service plan relating to a Portfolio (“Distribution Plan”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (“1940 Act”), from time to time in effect, in respect of such Portfolio or any particular class of Shares of such Portfolio, all as determined by the Trustees.

GIS may also receive any other fees to which GIS may be entitled pursuant to one or more separate agreements with the Trust’s investment adviser or its affiliates.

6.             Expenses.

(a)             The Trust, on behalf of its Portfolios, will pay or cause to be paid: (i) expenses of any registration or qualification of the Shares for sale under the federal securities laws and the securities laws of any state or other jurisdiction in which the Shares shall be sold; (ii) the expenses of any reports or acts required by law in connection with such registration or qualification; and (iii) the expenses incidental to the issuance of the Shares, such as the cost of stock certificates, issue taxes, and fees of the transfer agent. In addition, the Trust, on behalf of the Portfolios, will pay or cause to be paid, expenses incurred in connection with the preparation, printing and distribution of any report or communication to shareholders in their capacity as such.

(b)            GIS will pay all of its own expenses in performing its obligations hereunder. GIS will pay all expenses related to the distribution of Shares other than: (i) expenses which the Portfolios of the Trust may bear pursuant to any Distribution Plan or (ii) expenses paid by Intermediaries that may agree to bear such expenses pursuant to any agreements between such Intermediaries and GIS.

7.             Execution of Documents. The Trust agrees to execute such documents and to furnish such information as may be necessary to register or qualify the shares for sale in the states or jurisdictions which GIS may reasonably request.

8.             Rules. GIS will comply with the Rules of the National Association of Securities Dealers, Inc. and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares.

59.           Indemnification.

(a)             The Trust agrees to indemnify and hold harmless GIS and each of its officers, directors, and agents, against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of: (i) any untrue or alleged untrue statement of a material fact contained in its Registration Statement, Prospectus or SAI; (ii) any omission or alleged omission to state in the foregoing documents the material facts required to be stated or necessary to make the statements therein not misleading; unless in either case such untrue or alleged untrue statement or omission or alleged omission of fact was made in conformity with information given to the Trust by GIS or its agents or (iii) any breach by the Trust of this Agreement.

(b)            GIS agrees to indemnify and hold harmless the Trust and each of its officers, Trustees, and agents against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of GIS’s actions as principal underwriter for the Trust, including without limitation (i) any untrue or alleged untrue statement of a material fact contained in any sales literature or advertising prepared by GIS; or (ii) any omission or alleged omission to state in the foregoing documents the material facts required to be stated or necessary to make the statements therein not misleading; unless in either case such untrue or alleged untrue statement or omission or alleged omission of fact was made in conformity with information given to GIS by the Trust or its agents on behalf of the Trust, including information contained in the Registration Statement, Prospectus, or SAI; (iii) any violation or alleged violation by GIS or any employee or agent of GIS of any applicable law, rule, or regulation applicable to the services provided hereunder; or (iv) any breach by GIS of this Agreement. In addition, GIS agrees to indemnify and hold harmless the Trust, and each of its officers, Trustees, and agents, against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of: (i) any untrue or alleged untrue statement of a material fact contained in the Trust’s Registration Statement, Prospectus or SAI; or (ii) any omission or alleged omission to state in the foregoing documents the material facts required to be stated or necessary to make the statements therein not misleading, in each case only to the extent such untrue or alleged untrue statement or omission or alleged omission of fact was made in conformity with information given to the Trust or its agents by GIS. GIS also agrees to indemnify and hold harmless the Trust against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of or based upon any acts or deeds of GIS (including any employee, agent or sales representative of GIS) which are outside the scope of its authority pursuant to this Agreement.

(c)             The indemnity in this Section shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement but only with respect to statements made, or omissions or actions occurring prior to such expiration or termination.

(d)            Nothing contained herein shall relieve either party of any liability to the other or to the Trust’s shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations and duties under this Agreement.

10.           Assignment, Termination and Amendment.

(a)             This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act).

(b)            This Agreement may be amended or terminated only if such amendment or termination be approved (x) either (i) by action of the Trustees of the Trust or (ii) at a meeting of the shareholders of the affected Portfolio or Portfolios by the affirmative vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the affected Portfolio or Portfolios, and (y) by a majority of the Trustees of the Trust, who are not interested persons (as defined by the 1940 Act) of the Trust or of GIS, by vote cast in person at a meeting called for the purpose of voting on such approval.

(c)             Where the effect of a requirement of the 1940 Act which is reflected in any provision of this Agreement is relaxed by a rule, regulation, order or change of interpretive position by the Securities and Exchange Commission or its staff, whether of special or general application, such provision shall, with the consent of the parties, be deemed to incorporate the effect of such rule, regulation, order or change of interpretive position.

11.           Notices.

(a)             If to RS Variable Products Trust:

388 Market Street
Suite 1700
San Francisco, California  94111
Attn:  Terry R. Otton, President and Principal Executive Officer

(b)            If to GIS:

7 Hanover Square
New York, New York  10004
Attn: Bruce C. Long
Title: President

12.           Duration. This Agreement shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 10) until:

(a)             either terminated by the Trust or GIS by not more than sixty (60) days nor less than thirty (30) days written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b)            the continuance of the Agreement, after the first anniversary of this Agreement, is not specifically approved at least annually by (x) either (i) the Trustees of the Trust or (ii) the shareholders of the affected Portfolio or Portfolios by the affirmative vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the affected Portfolio or Portfolios, and (y) by a majority of the Trustees who are not interested persons (as defined by the 1940 Act) of the Trust or of GIS, by a vote cast in person at a meeting called for the purpose of voting on such approval.

Action by the Trust, with respect to any Portfolio, under (a) above may be taken either (i) by vote of the Trustees or (ii) by the affirmative vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the affected Portfolio or Portfolios. The requirement under (b) above that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act, as amended, and the rules and regulations thereunder.

Termination of this Agreement pursuant to this Section shall be without the payment of any penalty. In addition, the Trust shall be required to make any payments due to GIS hereunder through the date of termination of this Agreement.

13.           Other Agreements. Nothing in this Agreement shall limit any rights or obligations of the parties to any agreement between GIS and the Portfolios’ investment adviser or its affiliates or any Intermediary.

14.           Governing Law. The provisions of this Agreement are to be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State, without regard to the conflicts of laws principles of the State.

15.           Independent Contractor. GIS shall be an independent contractor, and neither GIS nor any of its officers or employees, as such, is or shall be an employee of the Trust. GIS is responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. GIS assumes full responsibility for its agents and employees under applicable law and agrees to pay all employer taxes thereunder. GIS will maintain at its own expense insurance against public liability in such an amount as required by the conduct rules or other rules or requirements of the NASD or other applicable law, rule or regulation.

16.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

17.           Severability. In the event that any provision in this Agreement is determined invalid, void or unenforceable, the provision will be deemed deleted from this Agreement and the remaining provisions of this Agreement will continue in full force and effect.

18.           Exclusivity. Nothing contained in this Agreement shall prevent GIS, or any affiliated person of GIS, from rendering distribution services to other investment companies or from acting as distributor to other persons, firms or corporations or engaging in other business activities.

19.           Liability. A copy of the Trust’s Agreement and Declaration of Trust dated May 18, 2006 is on file at the office of the Secretary of The Commonwealth of Massachusetts. This Agreement was executed or made by or on behalf of GIS and the Trust by the Trustees or officers of the Trust as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Portfolios individually but are binding only upon the assets and property of the Trust or upon the assets belonging to the Portfolios for the benefit of which the Trustees have caused this Agreement to be made.

IN WITNESS WHEREOF, each of the Parties has caused this Distribution Agreement to be signed in its behalf, as of the day and year first above written.

RS VARIABLE PRODUCTS TRUST

By:	/s/ Terry R. Otton
Name: Terry R. Otton
Title: President and Principal Executive Officer

GUARDIAN INVESTOR SERVICES LLC

By:	/s/ Bruce C. Long
Name: Bruce C. Long
Title: President

ANNEX A

Portfolios:

RS Core Equity VIP Series

RS Small Cap Core Equity VIP Series

RS Large Cap Value VIP Series

RS Partners VIP Series

RS Asset Allocation VIP Series

RS S&P 500 Index VIP Series

RS International Growth VIP Series

RS Emerging Markets VIP Series

RS Investment Quality Bond VIP Series

RS Low Duration Bond VIP Series

RS High Yield Bond VIP Series

RS Money Market VIP Series (previously, RS Cash Management VIP Series)

RS Global Natural Resources VIP Series

RS MidCap Opportunities VIP Series

RS Value VIP Series

The Information Age VIP Series

RS Equity Dividend VIP Series